Filed Pursuant to Rule 424(b)(3)
Registration No. 333-250974

Prospectus

9,885,458 Shares of Class A Common Stock, consisting of 6,567,868 Shares of Class A
Common Stock and 3,317,590 Shares of Common Stock issuable upon exercise of Warrants

This prospectus relates to the resale, from time to time, of an aggregate of 9,885,458 shares of our Class A Common Stock, par value $0.001 per share (the “Common Stock”) by the selling stockholders listed on page 13 (the “Selling Stockholders”) issued in connection with a private placement on October 26, 2020 (the “Private Placement”), including (i) 6,567,868 shares of Common Stock (the “Shares”); (ii) 3,283,936 shares of Common Stock issuable upon exercise of certain outstanding warrants issued to investors (the “Purchaser Warrants”); and (iii) 33,654 shares of Common Stock issuable upon exercise of certain outstanding warrants issued to the placement agent in the Private Placement (the “Placement Agent Warrants”, and together with the “Purchaser Warrants”, the “Warrants”).

We are not selling any securities under this prospectus and we will not receive proceeds from the sale of Common Stock by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current applicable exercise price with respect to all of the 3,317,590 shares of Common Stock, would result in gross proceeds of approximately $1.5 million. We sold the Shares and Warrants to the Selling Stockholders under a purchase agreement, dated October 21, 2020 (the “Purchase Agreement”), for gross proceeds of approximately $3.4 million on October 26, 2020. For a more detailed description of the Shares and Warrants, see “Sale of Securities to Selling Stockholders”.

We will pay the expenses of registering the shares of Common Stock offered by this prospectus, but all selling and other expenses incurred by each Selling Stockholder will be paid by such Selling Stockholder. The Selling Stockholders may sell the shares of our Common Stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholders may sell shares will be determined by the prevailing market price for shares of our Common Stock or in negotiated transactions.

Our Common Stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “HSDT” and on the Toronto Stock Exchange, or TSX, under the symbol “HSM.” On December 17, 2020, the last reported sale price of our Common Stock as reported on (a) Nasdaq was US $0.4150 per share and (b) the TSX was CAD$0.52 per share. See “Description of Capital Stock – Common Stock Listing.”

Investing in our Common Stock involves a high degree of risk. Before making any investment in our Common Stock, you should read and carefully consider the risks described in this prospectus under the section of this prospectus entitled “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18 , 2020

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”). It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to us, the Selling Stockholders and the securities being offered. You should review the information and exhibits in the registration statement for further information about us, the Selling Stockholders and the securities being offered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to the full document. You should review the complete document to evaluate these statements.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the additional information described under the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Stockholders have authorized any other person to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein is accurate as of any date other than the date on the front of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor any of the Selling Stockholders has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Common Stock and the distribution of this prospectus and any such free writing prospectus outside of the United States.

i

For residents of Canada: Unless permitted by Canadian securities laws, the shares of Common Stock offered under this prospectus (including the shares of Common Stock issuable on exercise of the warrants) may not be resold to any Canadian resident or through the facilities of the Toronto Stock Exchange until February 27, 2021, being the date that is four months and one day after the date of issuance of the shares of Common Stock and warrants

References in this prospectus to “$” or “US$” are to United States dollars. Canadian dollars are indicated by the symbol “CAD$”.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this prospectus and the documents incorporated by reference in their entirety including “Risk Factors” included in this prospectus and incorporated by reference and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and the notes to those financial statements incorporated by reference in this prospectus before investing in our Common Stock. When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to Helius Medical Technologies, Inc., a Delaware corporation.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Company Overview

We are a neurotech company focused on neurological wellness. Our purpose is to develop, license and acquire unique and non-invasive platform technologies that amplify the brain’s ability to heal itself.

Our first product, known as the Portable Neuromodulation Stimulator, or PoNS™, is authorized for sale in Canada as a class II, non-implantable, medical device intended as a short term treatment (14 weeks) of gait deficit due to mild and moderate symptoms from multiple sclerosis (MS), and chronic balance deficit due to mild-to-moderate traumatic brain injury (mmTBI) and is to be used in conjunction with physical therapy (PoNS TreatmentTM). The PoNS™ is an investigational medical device in the United States, the European Union (“EU”), and Australia (“AUS”). The device is currently under review for de novo classification and clearance by the U.S. Food and Drug Administration (the FDA) as a potential treatment for gait deficit due to symptoms of MS. It is also under premarket review by the AUS Therapeutic Goods Administration. PoNS Treatment™ is currently not commercially available in the United States, the European Union or Australia.

Corporate History

NeuroHabilitation Corporation, or NHC, a Delaware corporation, incorporated on January 22, 2013, is involved in the medical device industry. In January 2013, HMI entered into an exclusive rights agreement whereby Advanced Neuro-Rehabilitation LLC, or ANR, granted NHC exclusive worldwide rights to ANR’s trade secrets, knowhow and patent pending technology for a non-invasive means for delivering neurostimulation through the oral cavity, in exchange for a 50% equity investment in NHC and a 4% royalty of NHC’s revenue collected from (a) the U.S. sales of products covered by any claim of the patent pending rights to end users and (b) services related to the therapy or use of such products in therapy services.

On June 13, 2014, we acquired a 100% interest in NHC pursuant to a plan of merger whereby our wholly-owned subsidiary was merged with and into NHC and all of the common shares in the capital of NHC were cancelled in consideration for the issuance of an aggregate of 7,060,016 shares of our Class A Common Stock to the shareholders of NHC. NHC, which changed its name to Helius Medical, Inc. in December 2018, is now our wholly-owned subsidiary. Prior to the transaction we had no active business.

On January 31, 2019, we formed another wholly owned subsidiary, Helius NeuroRehab, Inc., a Delaware corporation. On October 10, 2019, we formed Helius Canada Acquisition Ltd., a company incorporated under the federal laws of Canada and a wholly owned subsidiary of Helius Medical Technologies (Canada), Inc., a company incorporated under the federal laws of Canada, which acquired Heuro Canada, Inc. from Health Tech Connex Inc. on October 30, 2019.

Summary Risk Factors

Our business is subject to a number of risks that you should be aware of before making a decision to invest in our Common Stock. These risks are more fully described under the heading “Risk Factors” in this prospectus and the section entitled “Risk Factors” in our Annual Report, which in incorporated by reference in this prospectus. These risks include, among others, that:

•	We have a history of losses and may not achieve or sustain profitability in the future;

•	We will require additional financing to carry out our plan of operations, and failure to obtain such financing may cause our business to fail;

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We currently only have one product candidate, the PoNS device, which is authorized for commercial distribution in Canada, and we have not obtained authorization to distribute the PoNS device commercially in the United States, Europe or Australia and may never obtain such authorization;

•

We may encounter substantial delays in planned clinical trials, and planned clinical trials may fail to demonstrate the safety and efficacy of the PoNS device to the satisfaction of regulatory authorities;

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Generation of revenue related to the PoNS technology is dependent on the PoNS treatment being prescribed by physicians and our ability to train physical therapists in the supervision of the use of the PoNS treatment;

•	Market awareness of the PoNS device is limited, and the neuromodulation market is new and uncertain;

•	We face significant competition in our market;

•	We are dependent on third-party scientists and research institutions, in part, for research and development and on third parties for the manufacture and distribution of our product;

•	The COVID-19 pandemic and outbreaks of communicable diseases may continue to materially and adversely affect our business, financial condition and results of operations;

•	Third parties may gain access to our technology if our intellectual property protection is insufficient;

•	We may be subject to various litigation claims and legal proceedings, including intellectual property litigation, which may adversely affect our business;

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Commercialization of our product outside of Canada is dependent on obtaining market authorization from the FDA and foreign regulatory authorities, which will require significant time, research, development, and clinical study expenditures and ultimately may not be successful;

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Failure to secure contracts with workers’ compensation and third-party administrators or rehabilitation clinics could have a negative impact on our sales and would have a material adverse effect on our business, financial condition and operating results;

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Failure to obtain a reimbursement code from the U.S. Department of Health and Human Services so that the PoNS device is covered by Medicare and Medicaid could have a negative impact on our intended sales and would have a material adverse effect on our business, financial condition and operating results;

•	If we fail to comply with healthcare laws, we could face substantial penalties and financial exposure;

•	We face ongoing government scrutiny and regulation in connection with the development of product candidates and following marketing authorization;

•	After commercialization, a product recall or the discovery of serious safety issues with our products could have a significant adverse impact on us;

•	We have been the victim of a cyber-related crime, and our controls may not be successful in avoiding future cyber-related crimes; and

•

We received notice on December 4, 2020 that the Listing Qualifications Staff of Nasdaq determined that our securities would be subject to delisting because we have not regained compliance with Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”), following which we timely submitted a request for a hearing before the Nasdaq Hearings Panel (the “Panel”), which has been scheduled for early 2021 and stays any further delisting action at least until the hearing process concludes and any extension that may be granted by the Panel expires; while we intend to present a detailed plan to evidence compliance with the Minimum Bid Price Rule for the Panel’s consideration, the Panel may not grant our request for continued listing, we may not be able to evidence compliance with the Minimum Bid Price Rule within the period of time that may be granted by the Panel, and our common stock could be delisted from The Nasdaq Capital Market, which could seriously harm the liquidity of our stock and our ability to raise capital.

Corporate Information

We are incorporated in the state of Delaware under the name Helius Medical Technologies, Inc. Our principal executive offices are located at 642 Newtown Yardley Road, Suite 100, Newtown, Pennsylvania 18940, and our telephone number is (215) 944-6100. Our website address is www.heliusmedical.com. We have included our website address in this prospectus solely as an inactive textual reference. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase securities.

THE OFFERING

Common Stock offered by the Selling Stockholders	9,885,458 shares

Common Stock outstanding immediately prior to this offering (as of October 31, 2020)	51,922,480 shares

Common Stock to be outstanding immediately following this offering assuming exercise of all Warrants	55,240,070 shares

Use of proceeds	We will not receive any proceeds from the sale by the Selling Stockholders of the shares of Common Stock being offered by this prospectus.

Risk Factors	You should read the “Risk Factors” section of this prospectus and in documents incorporated by reference into this prospectus for a discussion of certain factors to consider before deciding to purchase any of our securities.

Current Market for Common Stock	Our Common Stock is listed on Nasdaq under the symbol “HSDT” and on the TSX under the symbol “HSM.”

The number of shares of Common Stock to be outstanding after this offering is based on 51,922,480 shares of Common Stock outstanding as of October 31, 2020 and unless otherwise indicated, excludes the following:

•	4,550,945 shares of Common Stock issuable upon the exercise of stock options outstanding as of October 31, 2020, at a weighted-average exercise price of $4.86 per share;

•

6,903,160 shares of Common Stock issuable upon the exercise of warrants (excluding the Warrants) outstanding as of October 31, 2020, at a weighted-average exercise price of US$1.56, and 2,392,285 shares of Common Stock issuable upon the exercise of warrants outstanding as of October 31, 2020, at a weighted-average exercise price of CAD$12.25 (or US$9.20 based on the exchange rate on October 31, 2020);

•	2,755,955 shares of Common Stock reserved for future issuance under our 2018 Omnibus Incentive Plan as of October 31, 2020; and

•	an aggregate of 16,755 shares of fully-vested restricted stock granted prior to October 31, 2020.

RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December  31, 2019, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, each of which is incorporated by reference in this prospectus as the same may be amended, supplemented or superseded by the risks and uncertainties described in similar headings in the other documents that are filed by us after the date hereof and incorporated in this prospectus.

Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. See “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should carefully read this prospectus, including the documents we incorporate by reference, and any related free writing prospectus and with the understanding that our actual future results may materially differ from what we expect.

Except as required by law, forward-looking statements speak only as of the date they are made, and we assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares of Common Stock offered by this prospectus by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current exercise price with respect to all Warrants, would result in gross proceeds to us of approximately $1.5 million. The proceeds from such Warrant exercises, if any, will be used for working capital and general corporate purposes. We cannot predict when or whether the Warrants will be exercised, and it is possible that some or all of the Warrants may expire unexercised. For information about the Selling Stockholders, see “Selling Stockholders.”

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares of Common Stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

SALE OF SECURITIES TO SELLING STOCKHOLDERS

On October 21, 2020, we entered into the Purchase Agreement with the Selling Stockholders, pursuant to which we agreed to sell and issue, the Shares and Purchaser Warrants at purchase price of $0.52 per unit, consisting of one Share and a Warrant to purchase 0.50 shares of Common Stock, resulting in total gross proceeds to us of approximately $3.4 million before deducting placement agent fees and estimated offering expenses. The Purchaser Warrants have an initial exercise price of $0.452 per share. The Private Placement closed on October 26, 2020. Purchasers in the Private Placement include affiliates of Maple Leaf Partners, L.P., for which Dane C. Andreeff, our Interim President and Chief Executive Officer serves as General Partner, and Joyce LaViscount, our Chief Financial Officer, Chief Operating Officer and Secretary. Affiliates of Maple Leaf Partners, L.P. agreed to purchase 1,182,301 Shares and Warrants to purchase 591,149 share of Common Stock for an aggregate purchase price of $620,000 in the Private Placement, and Ms. LaViscount has agreed to purchase 38,138 Shares and Warrants to purchase 19,069 shares of Common Stock for an aggregate purchase price of $20,000 in the Private Placement. Such affiliated persons participated in the Private Placement on the same terms and conditions as all other purchasers, except that they had a purchase price of $0.5244 per unit, and their Warrants have an exercise price of $0.4619 per share.

The Warrants are exercisable beginning on the date of issuance and will expire on the third anniversary of such date. Prior to expiration, subject to the terms and conditions set forth in the Warrants, the holders of such Warrants may exercise the Warrants for shares of Common Stock underlying the Warrants by providing notice to us and paying the exercise price per share for each share so exercised.

Pursuant to the Purchase Agreement, if we issue any shares of Common Stock or common stock equivalents for cash consideration, indebtedness or a combination thereof, with certain exceptions (the “Subsequent Financing”) within twelve months after the closing of the Private Placement, each Purchaser whose purchases securities in the Private Placement totaling at least $250,000.00 (an “Eligible Purchaser”) has the right to participate in up to each Eligible Purchaser’s pro rata portion of 30% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

Joseph Gunnar & Co., LLC (the “Placement Agent”) acted as placement agent for us in connection with the Private Placement. We paid fees of approximately $47,500 in the aggregate to the Placement Agent and to our former placement agent pursuant to a fee tail provision in the former placement agent’s engagement letter. We also issued Warrants to the Placement Agent to purchase 33,654 shares of Common Stock (equal to 7% of the aggregate number of Shares issued to investors introduced by the Placement Agent), with an exercise price of $0.565 per share. Subject to certain conditions, we also agreed to reimburse certain out-of-pocket expenses of the Placement Agent, including legal fees.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our Certificate of Incorporation and Amended and Restated Bylaws are summaries. You should also refer to the Certificate of Incorporation and the Amended and Restated Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

General

Our Certificate of Incorporation authorizes us to issue up to 150,000,000 shares of Class A Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are currently undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

As of October 31, 2020, there were (i) 51,922,480 shares of Class A Common Stock outstanding; (ii) no outstanding shares of preferred stock; (iii) 16,755 fully-vested shares of restricted stock outstanding; (iv) 4,550,945 shares of Common Stock issuable upon the exercise of outstanding stock options; and (v) 12,613,035 shares of Common Stock issuable upon the exercise of outstanding warrants (including the Warrants).

Common Stock

Voting

Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of our Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our board of directors has the authority under our Certificate of Incorporation, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder (in one transaction or a series of transactions);

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder;

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any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Amended and Restated Bylaws

Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board of directors, only be filled by a majority vote of the directors then serving on the board of directors, even though less than a quorum.

Our Amended and Restated Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminate the right of stockholders to act by written consent without a meeting. Our Amended and Restated Bylaws also provide that only our Chairman of the board of directors, Chief Executive Officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Our Amended and Restated Bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

Our Certificate of Incorporation and Amended and Restated Bylaws provide that the stockholders cannot amend many of the provisions described above except by a vote of 66 2/3% or more of our outstanding Common Stock. As described above, our Certificate of Incorporation gives our board of directors the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or our Amended and Restated Bylaws; or

•	any action asserting a claim against us that is governed by the internal affairs doctrine.

The provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act.

The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in such action. Our Certificate of Incorporation further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.

Registration Rights of A&B

Pursuant to the terms of convertible notes issued to A&B (HK) Company Limited in October 2015 and December 2015, we agreed to register any shares issued upon the conversion of such convertible notes upon the request of A&B (HK) Company Limited. As of October 31, 2020, A&B (HK) Company Limited beneficially owned 2,699,828 shares of Common Stock that were issued upon the conversion of such convertible notes.

Transfer Agent and Registrar

The transfer agent and the registrar for the Company is Computershare Investor Services Inc., located at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 and 510 Burrard Street, 2nd Floor, Vancouver, British Columbia, V6C 3B4.

Common Stock Listing

Our Common Stock is listed on Nasdaq under the symbol “HSDT” and on the TSX under the symbol “HSM.”

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders include the Shares, and shares of common stock issuable to the Selling Stockholders upon exercise of the Warrants. For additional information regarding the issuances of the Shares and Warrants, see “Sale of Securities to Selling Stockholders”. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time.

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes information with respect to voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

The percentage of each Selling Stockholder’s ownership is based on 51,922,480 shares of Common Stock outstanding as of October 31, 2020. In computing the number of shares beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of Common Stock underlying the Warrants held by that Selling Stockholder that are exercisable as of October 31, 2020, or exercisable within 60 days after October 31, 2020, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership after this offering is based on shares outstanding on October 31, 2020 and also includes the shares of our Common Stock registered hereby, assuming full exercise of the Warrants.

The registration of the shares of Common Stock issuable to the Selling Stockholders upon exercise of the Warrants does not mean that the Selling Stockholders will sell or otherwise dispose of all or any of those securities. The Selling Stockholders may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of shares, if any, that will be offered for sale or other disposition by any of the Selling Stockholders under this prospectus. Furthermore, the Selling Stockholders may have sold, transferred or disposed of the shares of Common Stock covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

To our knowledge and except as noted below, the Selling Stockholders have not, nor within the past three years have had, any position, office or other material relationship with us or any of our predecessors or affiliates. The Selling Stockholders may sell all, some or none of the shares of Common Stock subject to this prospectus. See “Plan of Distribution.”

	Beneficial Ownership Before This Offering					Beneficial Ownership After This Offering
Name of Selling Stockholder	Number of Shares Owned		Percentage of Outstanding Shares(1)	Shares Offered Hereby	Shares Underlying Warrants Offered Hereby	Number of Shares Owned	Percentage of Outstanding Shares(1)
Porter Partners, L.P.	2,826,951	(2)	5.4%	480,769	240,385	2,105,797	4.1%
Maple Leaf Discovery I, L.P.	640,971	(3)(15)	1.2%	371,883	185,941	83,147		*
Maple Leaf Offshore, Ltd.	56,044	(4)(15)	*	37,363	18,681	0	—
Maple Leaf Partners, L.P.	1,098,300	(5)(15)	2.1%	638,182	319,091	141,027		*
Maple Leaf Partners I, L.P.	233,236	(6)(15)	*	134,873	67,436	30,927		*
Karl L. Matthies Trust	721,154	(7)	1.4%	480,769	240,385	0	—
Willian Qualified Spendthrift Trust	532,693	(8)	1.0%	288,462	144,231	100,000		*
Kirk E. Fisher	576,923		1.1%	384,615	192,308	0	—
Ardara Capital, LP	721,154	(9)	1.4%	480,769	240,385	0	—
LG Health & Technology District Ltd.	576,923	(10)	1.1%	384,615	192,308	0	—
Anne M. Fisher	432,693		*	288,462	144,231	0	—
Lawrence Fisher	432,693		*	288,462	144,231	0	—
Barretto Revocable Trust	538,462	(11)	1.0%	192,308	96,154	250,000		*
Cavalry Fund I LP	721,154	(12)	1.4%	480,769	240,385	0	—
Columbus Capital Partners, L.P.	5,628,228	(13)	9.9%	1,000,000	500,000	4,128,228	8.0%
Thomas Kautzsch	174,989		*	116,659	58,330	0	—
Intracoastal Capital, LLC	721,155	(14)	1.4%	480,770	240,385	0	—
Joyce N. LaViscount	710,919	(15)	1.4%	38,138	19,069	653,712	1.3%
Joseph A. Alagna Jr.	16,826		*	0	16,826	0		*
Stephan A. Stein	10,096		*	0	10,096	0		*
Anthony Sica	6,731		*	0	6,731	0		*

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our Common Stock.
(1)	Based upon 51,922,480 shares of Common Stock issued and outstanding as of October 31, 2020.
(2)	Jeffrey H. Porter has voting control and investment discretion over the securities reported herein that are held by Porter Partners, L.P.
(3)	Dane Andreeff has voting control and investment discretion over the securities reported herein that are held by Maple Leaf Discovery I, L.P.
(4)	Dane Andreeff has voting control and investment discretion over the securities reported herein that are held by Maple Leaf Offshore, Ltd.
(5)	Dane Andreeff has voting control and investment discretion over the securities reported herein that are held by Maple Leaf Partners, L.P.
(6)	Dane Andreeff has voting control and investment discretion over the securities reported herein that are held by Maple Leaf Partners I, L.P.
(7)	Karl L. Matthies has voting control and investment discretion over the securities reported herein that are held by the Karl L. Matthies Trust.
(8)	John Willian has voting control and investment discretion over the securities reported herein that are held by the Willian Qualified Spendthrift Trust.
(9)	Patrick Mullin has voting control and investment discretion over the securities reported herein that are held by Ardara Capital, LP.
(10)	Lawrence Fisher has voting control and investment discretion over the securities reported herein that are held by LG Health & Technology District Ltd.

(11)	Edwin Barretto has voting control and investment discretion over the securities reported herein that are held by the Barretto Revocable Trust.
(12)	Thomas Walsh has voting control and investment discretion over the securities reported herein that are held by Cavalry Fund I LP.
(13)

Includes 5,128,228 shares of Common Stock, and 500,000 shares of Common Stock issuable upon the exercise of warrants. Columbus Capital Management, LLC, which serves as the general partner and investment manager to each of Columbus Capital QP Partners, L.P., Columbus Capital Partners, L.P., and Columbus Capital Offshore QP Fund, LTD. (collectively “the Funds”), and Mr. Matthew D. Ockner, as Managing Member of Columbus Capital Management, LLC, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares of Common Stock held by the Funds. The business address of Matthew D. Ockner is 1 Embarcadero Center, Suite 1130, San Francisco, CA 94111. The percentage in this table reflects that the reporting persons may not exercise the warrants to the extent such exercise would cause the reporting persons to beneficially own a number of shares of common stock that would exceed 9.99% of our then outstanding common stock following such exercise.

(14)

Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities, and as a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities reported herein that are held by Intracoastal.

(15)	The Selling Stockholder is, or is an affiliate of, a director or officer of the Company.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the Selling Stockholders and, at the time of the determination, may be higher or lower than the market price of our Common Stock. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Notwithstanding the foregoing, each Selling Stockholder that is not a resident of Canada has agreed with the Company that prior to February 27, 2021, the securities covered hereby may not be resold or transferred into Canada or to a resident of Canada through the facilities of the Toronto Stock Exchange or otherwise. Except in compliance with Canadian securities laws, each Selling Stockholder that is a resident of Canada may not resell the securities covered hereby until February 27, 2021.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to use our commercially reasonable best efforts to keep the registration statement of which this prospectus forms a part continuously effective until no purchaser owns any Warrants or Warrant shares issuable upon exercise of the Warrants. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We will not receive any proceeds from the sale of the shares by the Selling Stockholders.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for us by Honigman LLP, Kalamazoo, Michigan.

EXPERTS

The consolidated financial statements as of December 31, 2019 and 2018 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Common Stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our Common Stock, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at http://www.heliusmedical.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any document previously incorporated by reference herein have been modified or superseded.

We incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K or Schedule 14A), including all filings filed pursuant to the Exchange Act after the date of the registration statement and prior to effectiveness of the registration statement, and following effectiveness of the registration statement and until the termination or completion of the offering of the securities covered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020, as amended on September 8, 2020;

•

our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May  11, 2020, the quarter ended June 30, 2020, filed with the SEC on August 12, 2020, and the quarter ended September 30, 2020, filed with the SEC on November 12, 2020;

•

our Current Reports on Form 8-K filed with the SEC on March 18, 2020, March 24, 2020, March 27, 2020, April  16, 2020, April 22, 2020, April  30, 2020, May 7, 2020, May  12, 2020, June  12, 2020 (as amended on July 2, 2020), July 14, 2020, August 6, 2020, August  25, 2020, October 7, 2020, October  19, 2020, October 21, 2020, October  26, 2020, November 24, 2020, December  10, 2020 and December 17, 2020; and

•

the description of our Class  A Common Stock included in our registration statement on Form 8-A filed on April 4, 2018, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Helius Medical Technologies, Inc., Attn: Chief Financial Officer, 642 Newtown Yardley Road, Suite 100, Newtown PA 18940, or via e-mail at inquiry@heliusmedical.com. Our phone number is (215) 944-6104.

You also may access these filings on our website at http://www.heliusmedical.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

9,885,458 Shares of Class A Common Stock

PROSPECTUS

December 18, 2020